UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CBIZ, INC.
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CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

March 25, 2024

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of CBIZ, Inc., which will be held on Thursday, May 9, 2024, at 8:00 a.m. EDT, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone, and if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the opportunity to visit with you at the meeting.

Very truly yours,
CBIZ, INC.

Rick L. Burdick, Chairman of the Board

CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2024

TO THE SHAREHOLDERS OF CBIZ, INC.:

The Annual Meeting of Shareholders (“Annual Meeting”) of CBIZ, Inc. will be held on Thursday, May 9, 2024, at 8:00 a.m. EDT, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, for the following purposes:

1. To elect three Directors to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2027, and one Director to the Board of Directors of CBIZ, Inc. with a term expiring at the Annual Meeting in 2025, each of whom is named in the accompanying proxy statement;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3. To conduct a non-binding advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record on March 15, 2024, will be entitled to notice of, and to vote at, the Annual Meeting.

We are furnishing proxy materials to our shareholders using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on or about March 25, 2024, we are mailing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to many of our shareholders instead of a paper copy of the accompanying proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”). The E-Proxy Notice contains instructions on how to access our proxy statement and the 2023 Annual Report over the Internet and how to execute a proxy. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this proxy statement, the 2023 Annual Report, and a form of proxy card. All shareholders who do not receive an E-Proxy Notice, including the shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 25, 2024, unless these shareholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this proxy statement and the 2023 Annual Report on the Internet.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to submit a proxy as soon as possible so that your shares may be represented and voted. You may submit your proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you attend the Annual Meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

Independence, Ohio March 25, 2024	By Order of the Board of Directors, Jaileah X. Huddleston, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2024:

The proxy statement and the 2023 Annual Report are available to security holders, free of charge, at www.envisionreports.com/cbiz.

PLEASE SUBMIT YOUR VOTE BY PROXY

AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 9, 2024, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You may submit a proxy over the Internet, by telephone and, if you received paper copies of the proxy materials, by mail, by following the instructions on the proxy card. The Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) or, in some cases, the Notice of Annual Meeting, this proxy statement, CBIZ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), and the accompanying proxy card were first mailed on or about March 25, 2024.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. Any proxy may be revoked by the person giving it at any time prior to being voted at the Annual Meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone by the deadlines noted on the proxy card.

Directors Rick L. Burdick and Benaree Pratt Wiley are designated as proxy holders on the proxy card. If no instructions are specified in a properly executed proxy submitted to CBIZ, they will vote “FOR” the election as directors of Michael H. DeGroote, Gina D. France, A. Haag Sherman, and Todd J. Slotkin, who have been nominated by the Board of Directors. They will vote “FOR” the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and “FOR” the non-binding advisory vote to approve the Company’s named executive officer compensation. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 15, 2024 as the record date (the “Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, CBIZ had 50,112,138 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, or Proposal No. 3, a non-binding advisory vote to approve named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the non-binding advisory vote to approve named executive officer compensation, and the election of each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of shareholders. The Board of Directors currently consists of nine members, with four members’ terms expiring at this Annual Meeting. The four members with terms expiring at the 2024 Annual Meeting are Michael H. DeGroote, Gina D. France, A. Haag Sherman, and Todd J. Slotkin.

Directors France, Sherman, and Slotkin have been nominated for election by the Board of Directors, upon the recommendation of the Nominating and Governance Committee. If elected at the Annual Meeting, these three nominees will serve until the 2027 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

To rebalance the classes of directors, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, has also nominated Director DeGroote to stand for election for a one-year term. If elected at this Annual Meeting, it is anticipated that Mr. DeGroote will stand for re-election at the 2025 Annual Meeting for a three-year term expiring at the 2028 Annual Meeting.

All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named as proxy holders to whom you have granted your proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires an affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” the election of each of the Directors standing for election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Michael H. DeGroote*	63	2006	2025
Gina D. France	65	2015	2027
A. Haag Sherman	58	2020	2027
Todd J. Slotkin	70	2003	2027

* Mr. DeGroote, whose term expires at the Annual Meeting, has been nominated for election as a director whose one-year term expires at the 2025 Annual Meeting to rebalance our Board so that the number of directors in each class is equivalent. If elected at this Annual Meeting, it is anticipated that Mr. DeGroote will stand for re-election at the 2025 Annual Meeting for a three-year term expiring at the 2028 Annual Meeting.

Directors With Continuing Terms

Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	72	1997	2025
Jerome P. Grisko, Jr.	62	2015	2025
Richard T. Marabito	60	2021	2026
Benaree Pratt Wiley	77	2008	2026
Rodney A. Young	68	2023	2026

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Standing Committees of the Board of Directors,” on page 13 and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes, or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all the experience, qualifications, attributes, or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each person brings to the Board.

Nominees For Directors

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November 2006 and is an independent director. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development, and property management. Prior to joining Westbury International in 1991, Mr. DeGroote was Vice President of MGD Holdings from 1986 to 1991, held a management position with Cooper Corporation, from 1983 to 1986, and served on the Board of Directors of Progressive Waste Solutions Ltd. (now known as Waste Connections, NYSE: WCN) from 2011 to 2013. He also previously served on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with one of the founding shareholders of the Company fosters a consistent focus on attaining and improving shareholder value.

Gina D. France was appointed to the CBIZ Board in February 2015 as an independent director. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and Chief Executive Officer since 2003. Ms. France has over 40 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young, LLP and directed the firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. in the investment banking division. Ms. France has served on the board of Huntington Bancshares, Inc. (Nasdaq Global Select: HBAN)

since 2016 and on the boards of the BNY Mellon Family of Funds since 2019. Ms. France has previously served on the boards of FirstMerit Corporation, Dawn Food Products, Inc., and Mack Industries, and, from 2011 to 2023, the board of Cedar Fair, L.P. (NYSE: FUN).

Ms. France is qualified to serve on the Board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies. Her considerable top-level experience in IT security principles, governance standards, strategic consulting and mergers and acquisitions provides CBIZ with valuable guidance in these key areas. Ms. France is an “audit committee financial expert” for U.S. Securities and Exchange Commission (“SEC”) purposes.

A. Haag Sherman has served as a Director of CBIZ since August 2020, when he was elected as an independent director. Mr. Sherman has served since February 2015 as the Chief Executive Officer and a director of Tectonic Financial, Inc. and its predecessor (Nasdaq: TECTP), a banking and financial holding company. Prior thereto, Mr. Sherman co-founded Salient Partners, LP, a Houston-based investment firm, in 2002 and served in various executive positions, including Chief Executive Officer and Chief Investment Officer, through October 2011. In addition, he previously served as an executive officer and partner of The Redstone Companies from 1998 to 2002 where he, among other things, managed a private equity portfolio. Mr. Sherman has served as a director of Hilltop Holdings, Inc. (NYSE: HTH) since its acquisition of PlainsCapital Corporation in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. Mr. Sherman has served as an adjunct professor of law at The University of Texas School of Law. Mr. Sherman previously practiced corporate law at Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) from 1992 to 1996 and was an auditor at Price Waterhouse, a public accounting firm, from 1988 to 1989. Mr. Sherman is an attorney and certified public accountant.

Mr. Sherman’s extensive background in professional services, founding and operating small businesses, his public company board service and his legal and accounting experience qualify him to serve on our Board of Directors. Mr. Sherman is an “audit committee financial expert” for SEC purposes.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin was President & COO of KMP Music LLC, a music publishing firm (from 2020 until 2023). He was also a Senior Advisor at Alvarez & Marsal until 2022. Between 2014 and 2020, Mr. Slotkin served as the Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin is also an independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held from 2007 to 2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012 and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007, Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as an SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the Executive Vice President and Chief Financial Officer of publicly owned M&F Worldwide (NYSE: MFW) from 1998 to 2006. Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Board in overseeing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to oversee the Company’s capital, strategic and transactional matters. Mr. Slotkin is an “audit committee financial expert” for SEC purposes.

Continuing Directors

Rick L. Burdick has served as Chairman of the Board, a non-officer position, since August 2022. He has been a Director since 1997, when he was elected as an independent director. Mr. Burdick was previously elected by the Board to be its Lead Director, a non-officer position, in May 2007, and its Vice Chairman, a non-officer position, in October 2002. Following his elevation to the role of Chairman, the roles of Vice Chairman and Lead Director were eliminated. Mr. Burdick was a partner at the law firm of Akin Gump from 1988 until his retirement in 2019. Since 2022, Mr. Burdick has served as non-executive Chairman of the Board of Directors of AutoNation, Inc. (NYSE: AN). Mr. Burdick is a National Association of Corporate Directors (“NACD”) Fellow and has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

In his firm management role at Akin Gump, Mr. Burdick gained extensive knowledge regarding the strategic operation of a global professional services organization that is directly applicable in the oversight of CBIZ’s professional divisions. His broad transactional experience as both a director and legal representative of large public and multinational companies, and his maintenance of a complex legal practice involving regulatory and financial reporting issues, has informed CBIZ’s acquisition program and the management of our highly regulated business operations.

Jerome P. Grisko, Jr. has served as a Director of CBIZ since November 2015. Mr. Grisko was appointed Chief Executive Officer of CBIZ in March 2016 and has served as President since February 2000. He was also Chief Operating Officer from February 2000 until his appointment as Chief Executive Officer. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998. Prior to joining CBIZ, Mr. Grisko was associated with the law firm Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, serving as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in mergers and acquisitions and general corporate law.

Throughout over twenty-five years as SVP, COO, President, and now CEO of CBIZ, Mr. Grisko has been integrally involved in leading the management, operations, and strategy of the Company. His expertise in mergers and acquisitions and his leadership in developing and fostering organic growth initiatives have been invaluable to the development of CBIZ.

Richard T. Marabito has served as a Director of CBIZ since August 2021, when he was appointed as an independent director. Mr. Marabito is Chief Executive Officer and a director of Olympic Steel, Inc. (Nasdaq: Zeus), a national metals service center headquartered in Cleveland, Ohio that focuses on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. Mr. Marabito became CEO and a director of Olympic Steel, Inc. in 2019 after serving as the Chief Financial Officer since March 2000. He joined Olympic Steel, Inc. in 1994 as Corporate Controller. He is also a director and the past Chairman of the Metal Services Center Institute and served on the Board of Directors and as Audit Committee Chairman for Hawk Corporation from 2008 until the company’s sale in November 2010. Mr. Marabito has served on numerous non-profit boards over the course of his career including as a Trustee of Hawken School, Chair of the Northeast Ohio Regional Board for the Make-A-Wish Foundation, and currently serves as Trustee at the University of Mount Union.

Mr. Marabito’s experience as a public company CEO, past CFO, director, and audit committee Chair provides the Company with a great depth of corporate governance and operational expertise. His experience as a CPA, corporate treasurer, and controller bolsters his qualifications as an “audit committee financial expert” who brings significant accounting and finance capability to the Board.

Benaree Pratt Wiley has served as a Director of CBIZ since May 2008, when she was elected as an independent director. Ms. Wiley has served as Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms since 2005. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring from that role in 2005. Ms. Wiley is currently a director on the boards of the BNY Mellon Family of Funds. Her civic activities include serving on the boards of the Efficacy Institute, Howard University, Dress for Success Boston, Partners Continuing Care and Spaulding Hospital. Ms. Wiley has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as President and Chief Executive Officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership, Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

Rodney A. Young has served as a Director of CBIZ since February 2023, when he was appointed as an independent director. Mr. Young has served as the Chief Executive Officer of Delta Dental of Minnesota since 2012. Delta Dental of Minnesota is an independent, nonprofit health service plan corporation representing 8,000 Minnesota- and North Dakota-based purchasing groups and 4.4 million members nationwide. Mr. Young has twenty-five years of service on the boards of public and private corporations as well as non-profit organizations. His current Board service includes Delta Dental of Minnesota, Delta Dental Plans Association, and the Minnesota Business Partnership. He previously served as CEO of MGC Diagnostics (Nasdaq: MGCD), a former public med-tech manufacturer. Mr. Young also served as Chair, CEO and President of LecTec Corporation, a former public med-tech manufacturer. He formerly served on the Boards of Possis Medical, Health Fitness Corporation, Angeion Corporation, Bolder Options and Allina Health.

Mr. Young’s experience in sales, marketing, strategy, business development, international channel management and effective team building in the dental benefit, med-tech, pharma, and healthcare industries provides expertise critical to the continued growth of our benefits and insurance businesses.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since 1996. Information on fees paid to KPMG LLP during the Company’s 2022 and 2023 fiscal years can be found after the Audit Committee Report, on page 21.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The approval of this proposal requires an affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and resulting SEC rules, public companies are required to conduct a non-binding advisory vote on their named executive officer compensation, as disclosed in applicable filings with the SEC. The Company has determined that the shareholders should consider this issue on an annual basis. Accordingly, the Company is again providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers (as herein after defined), as disclosed in this proxy statement. Following the advisory vote to be held at the Annual Meeting, the next scheduled non-binding advisory vote on named executive officer compensation is expected to be held at CBIZ’s 2025 Annual Meeting of Shareholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term shareholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2023 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Board recommends that its shareholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation and Human Capital Committee, nor will it overrule any prior decision or require the Board or Compensation and Human Capital Committee to take any action. However, the Board and the Compensation and Human Capital Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation and Human Capital Committee is based in part upon the vote of shareholders at the Company’s 2023 Annual Meeting, in which our shareholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual shareholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets.” The approval of this proposal requires an affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 15, 2024, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director and nominee, (3) each named executive officer and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain stock valued at a multiple of three times their base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Blackrock, Inc.	3,542,696	[3]	7.1%
Morgan Stanley	3,448,346	[4]	6.9%
The Vanguard Group	2,718,316	[5]	5.4%
Rick L. Burdick	177,830	[6]	*
Michael H. DeGroote	243,005	[7]	*
Gina D. France	65,725	[8]	*
Jerome P. Grisko, Jr.	1,030,192	[9]	2.1%
Richard T. Marabito	58,526	[10]	*
A. Haag Sherman	59,764	[11]	*
Todd J. Slotkin	46,868	[12]	*
Benaree Pratt Wiley	49,795	[13]	*
Rodney A. Young	50,000	[14]	*
Ware Grove	301,969	[15]	*
Chris Spurio	217,050	[16]	*
Michael Kouzelos	344,820	[17]	*
All directors and executive officers as a group (12 persons)	2,645,544		5.3%
Total Shares Outstanding on March 15, 2024: 50,112,138

*	Represents less than 1% of total number of outstanding shares. All shares are common stock and no other classes of stock have been issued.
(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 5959 Rockside Woods Blvd. N., Suite 600, Independence, OH 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of options exercisable within 60 days of March 15, 2024, the Record Date for the Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,542,696 shares, of which it has sole voting power with respect to

3,483,747 shares and sole dispositive power with respect to 3,542,696 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 12, 2024, by Morgan Stanley. According to the report, Morgan Stanley, acting as parent holding company or control person, beneficially owns 3,448,346 shares, of which it has shared voting power with respect to 3,390,853 shares and shared dispositive power with respect to 3,390,853 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 13, 2024, by the Vanguard Group. According to the report, the Vanguard Group, acting as an investment advisor, beneficially owns 2,718,316 shares, of which it has shared voting power with respect to 88,453 shares, sole dispositive power with respect to 2,581,173 shares, and shared dispositive power with respect to 137,143 shares. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Consists of 177,830 shares of common stock, including restricted stock, owned of record by Mr. Burdick.
(7)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 131,005 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.
(8)	Consists of 65,725 shares of common stock, including restricted stock, owned of record by Ms. France.
(9)

Consists of 565,492 shares of common stock held in a fixed irrevocable trust, 302,000 shares of common stock held in spousal trust, and 162,700 shares of common stock, including restricted stock, owned of record by Mr. Grisko.

(10)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Marabito as an initial non-employee director grant under the 2019 OIP, and 8,526 shares of common stock, including restricted stock, owned of record by Mr. Marabito.

(11)

Consists of 9,764 shares of common stock, including restricted stock, plus options to purchase 50,000 shares of common stock granted to Mr. Sherman as an initial non-employee director grant under the 2019 OIP.

(12)	Consists of 46,868 shares of common stock, including restricted stock, owned of record by Mr. Slotkin.
(13)	Consists of 49,795 shares of common stock held in a fixed irrevocable trust as well as individually owned shares of common stock, including restricted stock, owned of record by Ms. Wiley.
(14)	Consists of options to purchase 50,000 shares of common stock granted to Mr. Young as an initial non-employee director grant under the 2019 OIP.
(15)	Consists of 301,969 shares of common stock, including restricted stock units, owned of record by Mr. Grove.
(16)	Consists of 217,050 shares of common stock, including restricted stock units, owned of record by Mr. Spurio.
(17)	Consists of 344,820 shares of common stock, including restricted stock units, owned of record by Mr. Kouzelos.

DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducted ten meetings during fiscal 2023. Each director attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual shareholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special Board meetings as well as the annual meeting of shareholders either in person or by teleconference. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2023 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the Committees of the Board of Directors summarized below, our independent directors met four times in executive session during fiscal 2023. Mr. Burdick chaired these executive sessions.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the non-employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Governance Committee, all of which were active during 2023. The Board of Directors has determined that all members of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. Again in 2023, the Board reconstituted the members of the Committees in order to refresh Committee membership. The following is a description of the committees of the Board of Directors:

Audit Committee

The members of the Audit Committee are Directors Marabito (Chair), France, Sherman and Slotkin. CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC and meet the financial sophistication requirements of the New York Stock Exchange (“ NYSE”). The Audit Committee conducted nine regular meetings during 2023. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of its audit and its audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. As part of the selection process, the Audit Committee assesses the qualifications and work quality of the public accounting firm and its engagement team. The experience, background and expertise of the engagement team, the public accounting firm’s system of quality control, the Public Company Accounting Oversight Board (“PCAOB”) report on the firm, the actions taken against the firm by the PCAOB and the SEC as well as the actions taken by the firm in response to such actions, the impact of changing auditors, and the existence of any significant involvement of the firm in known litigation matters are among the factors considered by the Audit Committee in selecting the Company’s independent auditor. The Audit Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

Compensation and Human Capital Committee

The members of the Compensation and Human Capital Committee are Directors Burdick (Chair), Slotkin, Wiley, and Young. The Compensation and Human Capital Committee conducted four regular meetings during 2023. The Compensation and Human Capital Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus, and benefits. The Compensation and Human Capital Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation and Human Capital Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

The Compensation and Human Capital Committee’s duties are to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer and other executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) review the disclosures in the Compensation Discussion and Analysis and prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans and administer the Company’s equity based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding shareholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; (k) periodically review and discuss with management the Company’s activities, programs and systems related to human capital issues; and (l) perform such other functions as the Board may from time to time assign to the Committee. The Compensation and Human Capital Committee may delegate to subcommittees any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Compensation and Human Capital Committee members themselves. The Compensation and Human Capital Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive compensation, other than his own, annually or more often as the Chief Executive Officer or the Committee may deem necessary throughout each year.

Compensation and Human Capital Committee Consultants. The Compensation and Human Capital Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. Since 2017, the Compensation and Human Capital Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), to evaluate and recommend updates to the Company’s executive compensation program and to provide refreshed benchmarking data. The Compensation and Human Capital Committee determined that its and the Company’s use of Meridian as compensation consultants during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4) under the Exchange Act, and confirmation of relevant facts received by the Committee from Meridian.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation and Human Capital Committee during 2023 and continuing through 2024 is or has been an officer or employee of CBIZ or had any relationships requiring disclosure under Item 404 of Regulation S-K. There are no Compensation and Human Capital Committee interlocking relationships with respect to CBIZ.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Directors Wiley (Chair), Burdick, DeGroote, and France. The Committee conducted four regular meetings and one special meeting in 2023. The Nominating and Governance Committee was formed for the purpose of (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) helping to identify highly qualified individuals meeting those criteria to serve on the Board; (c) together with the Board Chair and the Chief Executive Officer, proposing to the Board a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements; (d) reviewing candidates nominated by shareholders for election to the Board; (e) developing plans regarding the size and composition of the Board and its committees; (f) developing and reviewing management succession plans; (g) developing and recommending to the Board a set of corporate governance principles applicable to the Company and reviewing established corporate governance guidelines of the Board at least annually and monitoring and making recommendations to the Board with respect to the corporate governance principles applicable to the Company; (h) overseeing the evaluation of the Board and the Chief Executive Officer of the Company; and (i) such other functions as the Board may from time to time assign to the Nominating and Governance Committee. The Nominating and Governance Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Nominating and Governance Committee’s Charter and the Company’s corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Shareholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: real estate properties, loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended or otherwise modified from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Nominating and Governance Committee specifically follows the requirements of its Charter to, together with the Board Chair and the Chief Executive Officer, “identify and recommend Board candidates consistent with the desired experience, mix of skills and other qualities to assure appropriate Board composition” in accordance with the current criteria set out by the Committee. The Nominating and Governance Committee believes that the current Board members, as well as the candidates considered and nominated for election at the Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience and expertise, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a shareholder, provided that the shareholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for shareholder proposals, that contains the following: (1) the recommending shareholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending shareholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending shareholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending shareholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a shareholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, and (b) the candidate’s background and qualifications. No candidate recommendations were received from shareholders for consideration in 2023 or to date in 2024.

DIRECTORS’ ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the Charters of its Committees. The activities of the enterprise risk management (“ERM”) program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory, cybersecurity, reputational, and Environmental, Social and Governance (“ESG”), and related risks — and the review of plans to mitigate their possible effects.

In their risk oversight role, individual directors, as well as each Committee and the Board as a whole, satisfy themselves that the risk management policies and procedures designed and implemented by the Company’s senior executives and through the risk management structure of the Company are consistent with the Company’s strategy and risk appetite; that these policies and procedures are functioning as directed; and that necessary steps are taken to foster an enterprise-wide culture that supports appropriate risk awareness, behaviors and judgments about risk, and recognizes and appropriately escalates and addresses risk-taking beyond the Company’s determined risk appetite. The Board identifies the type and magnitude of the Company’s principal risks and directs the CEO and the Senior Management Group (as herein after defined) to be fully engaged in risk management. In addition, the roles and responsibilities of the Board Committees in overseeing specific categories of risk are annually reviewed to ensure that, taken as a whole, the Board’s oversight function is coordinated and comprehensive. Board members have qualifications and backgrounds that we believe enable them to conduct these oversight activities, as noted in their individual biographies beginning on page 4.

In 2020, the Board established an Enterprise Risk Management Task Force, currently consisting of Directors Burdick, France, Grisko, and Sherman. Once again in 2023, the Enterprise Risk Management Task Force, the management team, and the full Board completed a review of the ERM program to update the ERM risk register and to identify additional risks to be added to the register, risks to be monitored over time, emerging risks, and risks that are no longer considered enterprise risks that should be removed from the register. The Enterprise Risk Management Task Force, the management team, and the full Board reviewed the risk factors disclosed in the Company’s SEC disclosure documents, and recommended changes. Based on the findings and conclusions of the Enterprise Risk Management Task Force, the Board endorsed the Enterprise Risk Management Task Force’s established schedule to review and update the Company’s ERM program on an ongoing, annual basis, and to report its activities and findings to the full Board and to the Board’s Committees. Input into risks and mitigation programs was received from all key function and operational areas of responsibility, and the Board received presentations throughout the year regarding the principal areas of risk, along with the efforts and programs undertaken to mitigate these risks. The Board and each of its Committees were actively engaged in this program throughout 2023 and continuing in 2024.

Code of Professional Conduct and Ethics Guide

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

ESG and CSR Programs, and SASB-Related Disclosures

As part of their respective roles in managing risk and in addressing emerging shareholder priorities, the Board and management have continued their efforts to expand and improve the Company’s ESG and Corporate

Social Responsibility (“CSR”) programs. Updated highlights of our policies and efforts during 2023 are chronicled on our website at www.cbiz.com/about-us/corporate-social-responsibility, including our Human Rights and Sustainability policies, our CEO’s letter on CSR, our CEO’s statement on racial injustice, the Company’s Diversity & Inclusion (“D&I”) Task Force and programs, and Sustainability Accounting Standards Board (“SASB”) related disclosures regarding data security, diversity and engagement, professional integrity, and vendor oversight. The programs noted here and on the website are Company-wide programs. Beyond these programs, each business location is encouraged to devise and implement their own local environmental, philanthropic, governance and social responsibility programs.

The Board of Directors has adopted a Sustainability, Environmental Responsibility and Climate Change Policy and Program, as set out on the Company’s website. The policy establishes the goals, specific program elements, and measures undertaken to support the policy. Our environmental efforts include the adoption of various means to meet the Company’s goals of reducing consumption of forest, materials, water, and energy resources and to reduce the Company’s carbon footprint. Our programs include adoption of the DocuSign electronic records management systems, extending the life of our desktop and laptop computers to reduce energy consumption electronic and other waste, adopting highly efficient desktop alternatives that dramatically reduce energy usage compared to standard machines, changing to a more energy efficient data center technology, expanding various recycling processes in our work flow to reduce landfill waste, limiting travel through desktop and group teleconferencing alternatives, introducing flexible workplace arrangements, and continuing our green workplace programs. At our local operations, each unit participates in our CBIZ Green Team initiatives, through which they develop practical and actionable solutions to support sustainable environments within each of our local offices. Local offices undertake programs such as waste reduction, recycling, and reuse programs to conserve water, electricity, and landfill resources.

The Company also has adopted a Human Rights Policy and Program, which establishes guiding principles, specific program elements, and measures undertaken to support this policy. The Company’s Great People, Great Place program embodies our commitment to making CBIZ a great place for all to work, establishes our common culture, and expresses our concern for employee development and engagement through the following resources, programs and initiatives: our staff engagement and satisfaction surveys, our Enrichment Educational Series, our nationally recognized CBIZ Women’s Advantage program, our extensive cultural on-boarding program, our domestic partner benefits program, educational assistance programs, employee referral bonuses, relocation and sick & personal leave programs, our discounted Employee Stock Purchase Plan, our diversity and sensitivity training, our Sales and Producer Academies and CBIZ Leadership Council, personal awards initiatives, health coaches and well-being programs, retirement planning education, and military and veterans support programs.

Throughout 2023, the Company expanded its initiative to improve D&I across the Company and the industries and communities it touches. A D&I Task Force continued to lead the formulation of plans, communications, training and programs, and best practices aimed at instilling D&I efforts within the One CBIZ culture, leveraging our position and voice to drive change within the professional services and industries in which we work, developing a long-term D&I strategy while focusing on immediate tangible action to drive improvement in these areas. Through these efforts, CBIZ adopted the CEO Action for Diversity and Inclusion program, established an internal resource intranet site to curate and disseminate D&I content, cultivated partnerships with diverse professional organizations and associations and educational institutions, established various internal working groups to further enhance D&I involvement, and presented a series of D&I training and educational events throughout 2023 and continuing into 2024. In addition, the Company continued and expanded its efforts to promote employee engagement through its Employee Resource Groups (“ERGs”). In addition to the continuation of the CBIZ Women’s Advantage and CBIZ Young Professionals ERGs, the Company has added additional groups, including the CBIZ BIPOC and CBIZ Pride ERGs.

Through our workplace giving and philanthropy programs, the Company and our employees support non-profit and community development organizations that align with our values and the interests of our clients and team members, including United Way, Dress for Success, Red Cross support and fund-raising, our nationwide food drive competition to support our communities’ food pantries, and our CBIZ Cares program in which employees are given paid time off to volunteer with co-workers in their local communities.

CBIZ’s commitment to good governance and corporate responsibility principles is also demonstrated through our governance guidelines, Mission & Vision Statements, stated Core Values, Client Service Promise, the charters of our Board Committees, our professional Code of Ethics and workplace professional code of conduct policies and training programs, our conflict resolution processes, the enterprise risk management program, client confidentiality and cybersecurity policies and procedures, our extensive investor relations and engagement programs, our quality control programs, and our ethics hotline.

DIRECTOR INDEPENDENCE

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the Board of Directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of the Board’s current members Rick L. Burdick, Michael H. DeGroote, Gina D. France, Richard T. Marabito, A. Haag Sherman, Todd J. Slotkin, Benaree Pratt Wiley and Rodney A. Young have no prohibited material relationships with CBIZ and are independent directors. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and Governance Committee’s members meet the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Grisko is not considered an independent director because of his employment as our Chief Executive Officer and President.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationship:

•

Michael H. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ for the years ended December 31, 2023, 2022 and 2021 were approximately $0.15 million, $0.1 million, and $0.1 million, respectively. The Committee and the Board determined that Mr. DeGroote was an independent director since the amounts of these commissions were not collectively significant under the NYSE rules governing director independence. Mr. DeGroote does not materially benefit directly or indirectly from these transactions. Additionally, the terms of these insurance coverage policies and the related commissions are consistent with those offered to other third parties by CBIZ.

Company Leadership Structure

The position of Chairman of the Board of Directors is held by Mr. Burdick in an independent, non-executive capacity. The position of Chief Executive Officer is held by Jerome P. Grisko, Jr. Chairman Burdick chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition of its leadership positions, the committee system and the position of an independent Chairman effectively maintain Board independence and independent oversight of management and Company performance. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group. The Board believes the current structure provides the Board with a comprehensive understanding of ongoing operations and current issues, as well as facilitates the identification of emerging issues, communication of essential information to the Board and preparation of matters for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of four of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules. Each of the Audit Committee members has been identified as an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee closely monitors developments in corporate governance, including those related to the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Code reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Audit Committee. The Audit Committee Charter and the Code have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with Generally Accepted U.S. Accounting Principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent accountant is in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Audit Committee continued to monitor management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the representatives of KPMG LLP, the independent auditors who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence from management and the Company.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2023 with the independent auditors, and the leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee once again reviewed the experience, background and expertise of the KPMG LLP engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, the absence of any significant involvement of the firm in known litigation matters, along with other factors and considerations, and determined that the selection of KPMG LLP as the Company’s independent auditor was in the best interests of the Company and its shareholders.

Based on the review and discussions referred to above, the Audit Committee approved and recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s 2023 Annual Report for filing with the SEC.

Audit Committee of the Board of Directors
Richard T. Marabito, Chair Gina D. France A. Haag Sherman Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal years 2023 and 2022:

Audit Fees: Audit fees billed or expected to be billed for the fiscal year 2023 were $1,345,165. Audit fees billed for the fiscal year 2022 were $1,202,850. Audit fees include fees related to the integrated audit of consolidated financial statements and internal control over financial reporting, and AS 4105 interim reviews.

Audit-Related Fees: Audit-related fees billed or expected to be billed for the fiscal year 2023 were $46,000 for services rendered in connection with the audit of the CBIZ Retirement Savings Plan. Audit-related fees of $41,500 were billed for the fiscal year 2022, for services rendered in connection with the audit of the CBIZ Retirement Savings Plan.

Tax Fees: There were no tax fees billed by KPMG LLP in fiscal years 2023 and 2022.

All Other Fees: There were no other fees billed for professional services by KPMG LLP in fiscal years 2023 and 2022.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other applicable law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by applicable law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chair personally in advance of full Audit Committee consideration and approval, provided, that each engagement total is no more than $50,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for fee negotiations with KPMG LLP and is assisted by the active involvement of the Company’s Chief Financial Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Human Capital Committee of the Board (the “Compensation Committee” or the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing, and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers and certain Senior Vice Presidents. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies.

Mr. Grisko (“CEO”), Ware Grove (“CFO”), Michael Kouzelos (“President, Benefits & Insurance Services”), and Chris Spurio (“President, Financial Services”) are referred to as the “Named Executive Officers” or “NEOs,” all of whom are members of the SMG. The Board has specifically designated the executive officers of the Company as the foregoing NEOs and limited the exercise of the Company’s policy making functions to the NEOs. The Board has determined that no other officer of the Company has been given, or has exercised, any similar policy making authority in 2023. Therefore, only the NEOs designated above have served as executive officers of the Company in 2023 as that role is defined by the Rule 3b-7 of the Exchange Act.

This Compensation Discussion and Analysis, or CD&A, provides information regarding compensation awarded to, earned by or paid to the Named Executive Officers in 2023.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term, and strategic goals of the Company, and aligns executives’ interests with those of the shareholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at comparable companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers, should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to the Company’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at the Company.

Ultimately, compensation paid to members of the SMG, including amounts paid to the NEOs, is determined based on the discretionary judgment of the Compensation Committee with input from the Chairman of the Board, the CEO and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the NEOs, and reviews recommendations and makes determinations regarding equity awards to any CBIZ employee after considering the recommendation of the CEO. The Chair of the Compensation Committee and the CEO reviewed the performance of each member of the SMG other than the CEO. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended compensation adjustments or awards.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Compensation Committee engaged Meridian, an outside executive compensation consulting firm, to periodically conduct reviews of its compensation program for the SMG and the Board of Directors. Meridian was engaged to prepare comprehensive reports regarding these matters in 2023. The Committee also monitored developments in compensation philosophy and statements of principles issued by proxy advisors such as Glass, Lewis & Co. and Institutional Shareholder Services (“ISS”). At the request of the Committee, CBIZ subscribes to the executive compensation analysis services of a leading compensation and governance consulting firm (the “Governance Firm”). The Committee regularly reviewed and used compensation analysis reports of this consulting firm as benchmarks to evaluate the compensation packages of members of the SMG and to confirm the validity of the data provided by Meridian.

To assist in its determination of the 2023 target total direct compensation levels for our executive officers, the Compensation Committee directed Meridian to undertake a compensation benchmarking review (the “Meridian Report”) for each element of compensation, as well as information regarding incentive plan designs and pay practices for executives in similar positions among a selected peer group of companies (the “Company Peer Group”). Information in the compensation peer review served as a reference in the Compensation Committee’s overall assessment of the competitiveness of our executive compensation program. Criteria used to select the Company Peer Group include publicly traded professional services, insurance, information technology, and other companies reflecting key aspects of CBIZ’s product and service offerings.

As a result of a comprehensive review in 2023, the Compensation Committee determined that the 2023 Company Peer Group would be the same as the peer group disclosed in the 2023 proxy statement, other than the removal of Volt Information Sciences, Inc., due to its acquisition in April 2022 by American Cyberstreams, Inc.

For 2023, the Company Peer Group comprised the following companies:

AMN Healthcare Services, Inc.	Exponent, Inc.	Korn/Ferry International
ASGN Incorporated	FTI Consulting, Inc.	Mistras Group, Inc.
Barrett Business Services	Heidrick & Struggles International, Inc.	Paychex, Inc.
Brown & Brown, Inc.	Huron Consulting Group Inc.	Resources Connection, Inc.
Crawford & Company	ICF International, Inc.	The Hackett Group, Inc.
CRA International, Inc.	Insperity, Inc.	TrueBlue
Cross Country Healthcare	Kforce, Inc.	Willdan Group, Inc.
ExlService Holdings

As a supplement to competitive market data derived from the Company Peer Group, the Compensation Committee also considered data derived from a secondary peer group composed of service-based companies included in the confidential Equilar Top 25 ECS Survey Database with the following attributes: (i) median revenue approximating CBIZ’s revenues and (ii) revenues falling between one-third to three times the Company’s revenue (collectively, the “Survey Peer Group”). Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, Meridian’s methods and use of the data sets are helpful to the Committee because they create a broad basis on which to establish the market value compensation targets for all members of the SMG, including the Named Executive Officers.

The Committee targets total compensation for each member of the SMG, including Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of the market median of compensation paid to similarly situated executives of the companies comprising the comparison groups. The Compensation Committee may set an individual executive officer’s total compensation above or below this range based on its considerations of a number of factors, which include but are not limited to the following:

•	the performance of the executive and its relation to the Company’s performance;

•	the experience, expertise and impact the executive brings to the Company;

•	the true scope of the job responsibilities of the executive, relative to the external market job benchmark;

•	the Company’s executive pay structure and hierarchy, and internal pay comparisons;

•	the change in compensation actions expected for other executives, for all employees, and for outside directors;

•	relevant industry norms and developments;

•	the amount of compensation earned by the executive at the Company in prior periods or at a previous place of employment; and

•	the performance of the Company during any particular year.

Adjustments may also be made based on ancillary compensation data that the Company has obtained from publicly available competitive intelligence, the Governance Firm benchmark data, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is in the form of incentive compensation to align with the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Meridian, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Incentive compensation is realized based on of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal year 2023, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the NEOs, were generally consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Meridian data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, served as a useful talent retention mechanism, and met other factors used by the Committee in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed for the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Meridian Report were acceptable as discussed in Comparison of Compensation to Targets on page 34.

2023 Executive Compensation Components

For the fiscal year ended December 31, 2023, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based short-term incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Based on the data available to the Committee through Meridian, and the market data available to the Committee through publicly available competitive intelligence, the Committee believes that these compensation components provide effective incentives for our senior management team to drive successful results related to the Company’s principal 2023 performance measures.

Base Salary

The Company provides the Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Survey Peer Group and the Company Peer Group, and to target total compensation collectively at or near median levels.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by its compensation consultants;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Any merit-based increases for the Named Executive Officers (other than the CEO) would be based on the evaluation and recommendation of the CEO and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the CEO are based upon the Committee’s assessment of his performance as well as upon the data reflected in the Meridian Report. In 2023, the Compensation Committee determined that a 4% base salary increase was appropriate for most members of the SMG, included all of the Named Executive Officers, except the President, Financial Services, who received a base increase of $100,000 (13.6%). The Committee determined that the approved increases in salary for each member of the SMG were in line with market practices for their respective positions.

The Meridian Report indicates that CBIZ’s base salary compensation to the members of the SMG, including the Named Executive Officers, after considering base salary increases in 2023, remains collectively comparable to the 50th percentile, within a reasonable range, paid to similarly situated executives within the two comparison groups. The Committee determined that any variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the base compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee.

Performance-Based Incentive Compensation

At the 2019 Annual Meeting, shareholders approved the CBIZ, Inc. 2020 Omnibus Incentive Plan (the “2019 OIP”), which was subsequently amended and reapproved by the shareholders at the 2023 Annual Meeting. The 2019 OIP gave the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2019 OIP encourages the growth of shareholder value and allowed key employees to promote and benefit from the long-term growth and profitability of CBIZ.

In 2023, the Committee awarded short-term cash incentive compensation to the SMG, including the Named Executive Officers, under the 2019 OIP through the adoption of an annual Executive Incentive Plans (“EIP”). The Committee also awarded long-term incentive compensation in the form of restricted share units and performance share units in 2023. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance and in accordance with the Company’s long-term equity incentive program. Members of the SMG, including the Named Executive Officers, received cash incentive compensation paid in 2024 under the 2023 EIP based upon Company and individual performance in 2023.

As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2023 the EIP cash incentive compensation component consisted of a financially based award (“Financially Based Award”) and an individual performance award (“IPA”) dependent on the Company’s financial performance results in terms of pre-tax income (“Pre-Tax”), and as a function of the Company’s organic growth in revenue (“OGIR”), which are non-GAAP financial measures. These measures are subject to adjustment to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or OGIR, such as material acquisitions and divestitures, gains or losses on sale, or accounting rule changes. For purposes of the EIP, OGIR (Organic Growth in Revenue) is a non-GAAP financial measure that represents total growth in revenue (calculated in accordance with GAAP) adjusted for the impact of acquisitions that have not completed a full 12 months with CBIZ. Likewise, for purpose of the EIP, Pre-Tax income is a non-GAAP financial measure that represents GAAP income excluding the impact of taxes and any profit or loss associated with acquisitions, including the acquisition of Somerset, as discussed below.

The Named Executive Officers and other members of the SMG were also eligible to receive additional merit-based cash bonuses for 2023 performance, which bonuses would be issued under the authority of the 2019 OIP based upon the evaluation and recommendation of the CEO, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary.

CBIZ Annual Executive Incentive Plan

The 2023 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

The 2023 EIP calculated cash incentive awards as a function of the Company’s Pre-Tax and OGIR results. As in prior years, under the Financially Based Award component of the 2023 EIP, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2023, the predetermined targets consisted of non-GAAP financial measures of a Pre-Tax income target (“Pre-Tax Target”) and an OGIR target (“OGIR Target”).

The Committee is permitted under the terms of the EIP to make adjustments to the targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the Pre-Tax Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the OGIR Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final Pre-Tax results coincide with the Pre-Tax Target and revenue growth results coincide with the OGIR Target, range from 48% to 90% of base salary.

The TM range for the Pre-Tax Target may reduce the awards to 0% or increase the awards to 200% of the Pre-Tax Target-related portion of an executive’s bonus opportunity. The TM range for the OGIR Target may reduce the awards to 0% or increase the awards to 200% of the OGIR Target-related portion of an executive’s bonus opportunity. For fiscal year 2023, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to Pre-Tax Targets and OGIR Targets.

The 2023 EIP also contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA based on individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base TA of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation

Committee. Under the 2023 EIP, the Committee again determined that the CEO’s IPA percentage of Base TA should be 30%, and the IPA percentage of Base TA for each remaining member of the SMG, including the other Named Executive Officers, should be 25%.

Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial and other results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. In 2023, all members of the SMG, including the NEOs, were granted their full IPA potential awards by the Committee in recognition of their individual contributions to the financial results and non-financial accomplishments of the Company throughout the year.

Upon completion of the fiscal year, the Committee reviewed the Pre-Tax and OGIR performance of the Company, determined the TMs applicable to the SMGs respective TAs, determined the applicable IPA percentage, calculated the EIP award earned for each member of the participating group, made applicable adjustments, if any, and certified the appropriate EIP awards.

For 2023, the Committee set the Pre-Tax Target at the range of $163.5M to $171.5M. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2023, the Company was required to post results that were approximately 95.1% of the Pre-Tax Target, or approximately $155.5M. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed target Pre-Tax requirements under the plan by approximately 4.7%, or approximately $179.5M.

For 2023, the Committee set the OGIR Target at the range of $1,460.7M to $1,488.7M, or at the range of between 4.0% to 6.0% rate of OGIR. For the covered executives, including the Named Executive Officers, to earn any OGIR Target-related bonus for 2023, the Company was required to post results that were approximately 99.0% of the OGIR Target, equivalent to $1,446.6M or a 3.0% rate of OGIR. In order to earn the maximum possible EIP bonus, the Company’s results would have to exceed the OGIR Target by approximately 2.0%, equivalent to revenue of $1,516.5M or an 8.0% rate of OGIR.

Effective February 1, 2023, CBIZ acquired all of the non-attest assets of Somerset CPAs, PC (“Somerset”). At the time the 2023 EIP targets were set, the Committee specifically determined that it was appropriate that Somerset’s results should be excluded from CBIZ’s results for purposes of determining the Pre-Tax and OGIR results under the 2023 EIP. The Committee determined that the planned integration and other expenses and revenue related to the acquisition should not impact 2023 EIP results. The Committee reasoned that this exclusion would create an incentive to make meaningful acquisitions even if such purchases required additional reasonable investments. The Committee decided that creating this incentive would support the acquisition program, which would be in the best interests of shareholders.

The Committee believed these Pre-Tax Targets and OGIR Targets were consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2023 Financially Based Awards is set out in the table below. Results between points are to be interpolated to calculate payouts.

Pre-tax Income Component ($M)	Multiplier	OGIR Component	Multiplier
At least $155.5	0.5	At least 3%	0.5
$157.1	0.6	3.2%	0.6
$158.7	0.7	3.4%	0.7
$160.3	0.8	3.6%	0.8
$161.9	0.9	3.8%	0.9
$163.5 – 171.5	1	4 – 6%	1
$172.9	1.1	6.3%	1.1
$174.2	1.2	6.7%	1.2
$175.5	1.4	7%	1.4
$176.9	1.6	7.3%	1.6
$178.2	1.8	7.7%	1.8
$179.5 and above	2	8% and above	2

As noted previously, the original 2023 EIP called for the exclusion of Somerset’s pre-tax results from the final calculation. Somerset recorded $57.5M in revenue and $3.4M in pre-tax income in 2023. In accordance with the 2023 EIP, the Compensation Committee excluded Somerset’s results from CBIZ’s results for purposes of determining the Pre-Tax results under the EIP.

The 2023 EIP provided the Compensation Committee with discretion to adjust the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or OGIR. Examples of such items may include material acquisitions or divestitures, gain/loss on sale, accounting rule changes, or other extraordinary unplanned items. For 2023, no discretionary adjustments to the Pre-Tax results and no discretionary adjustments to the OGIR results were proposed by the Committee.

Pre-Tax results for purposes of the EIP were $162.9M, and therefore the Pre-Tax TM was decreased to 0.96. OGIR results were $1,510.6M or 7.59% and therefore the OGIR TM was increased to 1.74.

For each of the Named Executive Officers, the TA, applicable TM, IPA, and EIP Bonuses for 2023 performance were as follows:

	Base Pay[1]	Base Target Award (% Base Pay)	Base Target Award ($)	Indiv. Perform. Award ($)	70% Based on Pre-Tax Income			30% Based on OGIR			Total EIP Bonus
Name					70% of Base Target Award	Target Multi- plier	Pre-Tax Based Award	30% of Base Target Award	Target Multi- plier	OGIR Based Award
Jerome P. Grisko, Jr.	$950,000	90%	855,000	256,500	598,500	0.960	574,560	256,500	1.740	446,310	1,277,370
Ware Grove	$523,603	64%	335,106	83,776	234,574	0.960	225,191	100,532	1.740	174,926	483,893
Chris Spurio	$672,000	64%	430,080	107,520	301,056	0.960	289,014	129,024	1.740	224,502	621,036
Michael Kouzelos	$508,568	64%	325,484	81,371	227,838	0.960	218,724	97,645	1.740	169,902	469,997

(1)	Base Pay is the annual base salary for each NEO approved by the Compensation Committee at its February 6, 2023 meeting.

In making the annual determination of the minimum, target, and maximum levels for the EIP awards, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, supporting key strategic initiatives of the Company, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

The Meridian Report indicates that CBIZ’s total compensation to the members of the SMG, including the Named Executive Officers, was generally aligned to the median compensation of similarly situated executives within the proxy peer or survey groups. The compensation paid to the NEOs fell within a competitive range of market that was within plus or minus 15% of the market median. The Committee determined that any variations were acceptable and reasonably close to the median levels of total compensation reflected in the comparison groups, and within the acceptable range of variation. Therefore, the Compensation Committee determined that the total compensation levels for the SMG satisfied the Committee’s compensation philosophy, objectives, and targets.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2019 OIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of NEOs other than the CEO, on the recommendation of the CEO, subject to the Committee’s approval. No merit-based cash bonuses were awarded or paid in 2023 to any of the Company’s NEOs.

Long-Term Equity Incentive (“LTI”) Compensation

The Company believes that equity incentive compensation programs under the 2019 OIP enabled it to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	align the interests of our NEOs with those of our shareholders;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Target LTI Grant Values

In February 2023, the Compensation Committee approved each Named Executive Officer’s 2023 target LTI grant value and the allocation of that value equally between time-based restricted stock units (“RSUs”) and performance share units (“PSUs”). The Compensation Committee believes this mix of equity compensation vehicles provides performance incentives that are aligned with shareholder interests and retention incentives for our Named Executive Officers. Generally, the Compensation Committee targets each NEO’s target LTI value within an acceptable range of the median of our peer group, consistent with our executive compensation philosophy. Therefore, target LTI award values may vary among the NEOs and can vary from year to year.

The 2023 Grants of Plan-Based Awards table shows each NEO’s 2023 target LTI grant value and the number of shares underlying the NEO’s 2023 RSU and PSU grants. Fiscal year 2023 was the fifth year during which we granted PSUs to address shareholder and institutional advisory firm input that performance-based equity awards should be incorporated into our long-term equity compensation program.

2023 Restricted Stock Units

RSUs provide retention value because they vest in one-third increments in each of the three years following the grant date and provide some level of value, irrespective of share price performance. In addition, since the unit value is tied directly to the market value of the Company’s common stock, RSUs incentivize the NEOs to enhance shareholder value. The number of RSUs that vest on each vesting date is settled in a like number of shares of Company common stock and shares sufficient to pay tax obligations are withheld on vesting. Generally, an NEO must be continuously employed through each vesting date to receive a distribution of shares on that date.

2023 Performance Share Units

PSUs incentivize the NEOs to achieve key long-term financial goals that drive profitable growth and enhance shareholder value. Each NEO was granted two separate 2023 PSU awards each of which is described below:

Award	Weight	Performance Period	Performance Metric
PSU — Adjusted EPS	70%	3-year period ending 12/31/2025	Adjusted Earnings Per Share (EPS)
PSU — TGIR	30%	3-year period ending 12/31/2025	Total Growth in Revenue (TGIR)

The number of PSUs earned at the end of the three-year performance period will vary based on actual results compared to the Adjusted EPS target and TGIR target. Adjusted EPS and TGIR are non-GAAP financial measures. Adjusted EPS represents EPS calculated in accordance with GAAP adjusted for the favorable or unfavorable impact of extraordinary items, as discussed below. Likewise, TGIR represents year-over-year revenue growth calculated in accordance with GAAP adjusted for the favorable or unfavorable impact of extraordinary items, as discussed below. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of PSUs earned, as shown in the 2023 Grants of Plan-Based Awards table.

The Committee selected Adjusted EPS as a performance metric because improvements in Adjusted EPS are highly correlative to enhancement in our share price, and the Committee selected TGIR because meaningful revenue growth drives the Company’s profitability, which in turn helps to enhance shareholder value.

The number of PSUs granted to each NEO was at a target level. Based on achieved performance, an NEO may earn between 50% and 200% of the target number of PSUs. However, if the threshold goal for a particular performance measure is not achieved by the end of the performance period, the NEOs will not earn any PSUs with respect to such performance measure. The number of PSUs earned at the conclusion of the performance period will be settled in a like number of shares of Company common stock and shares sufficient to pay tax obligations will be withheld on vesting. Generally, an NEO must be continuously employed through the end of the performance period to receive shares upon the settlement of earned PSUs.

With respect to determining results compared with performance targets, the Committee has the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Adjusted EPS or TGIR. Examples of such items may include significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain or loss on sale, tax and accounting rule changes, or other extraordinary unplanned items.

Vesting of 2021 Performance Share Units

In 2021, the Board of Directors awarded PSUs to specified members of the SMG. The PSUs were to be earned at the end of three years if the Company achieved pre-established goals for that period. The 2021 PSU grants were weighted 70% based on achievement of an Adjusted EPS target for the three-year period ending December 31, 2023, and 30% based on achievement of a TGIR target for that same period. Two separate grants of PSUs were provided to each eligible participant: one relating to the three-year Adjusted EPS target and one relating to the three-year TGIR target. The number of the PSUs that could have ultimately vested varied based on actual results compared to the Adjusted EPS target and TGIR target. Results between points were to be interpolated to calculate payouts. The Adjusted EPS target, TGIR target and applicable multipliers that were set in 2021 for the three-year period ended December 31, 2023, are as follows:

Adjusted EPS Target (70% of Award)		TGIR Target (30% of Award)
Adjusted EPS Proposed Target ($/share)	Target Multiplier	Total Revenue Target ($M)	Target Multiplier
At least $1.65	0.5	At least $1070.1	0.5
1.69	0.6	1077.4	0.6
1.73	0.7	1084.8	0.7
1.77	0.8	1092.2	0.8
1.81	0.9	1099.7	0.9
1.85 – 1.93	1	1107.2	1
1.97	1.1	1114.7	1.1
2.01	1.2	1122.2	1.2
2.05	1.3	1129.8	1.3
2.1	1.4	1137.4	1.4
2.14	1.6	1152.7	1.6
2.18	1.8	1168.2	1.8
2.22 or more	2	1183.8 and above	2

The 2021 LTI Plan specifically provided that, with respect to determining results compared with performance targets included in the LTI Plan, the Compensation Committee was granted the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Adjusted EPS or TGIR. Examples of such items included significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain or loss on sale of assets, tax and accounting rule changes, or other extraordinary unplanned items. No adjustments were made by the Committee.

Adjusted EPS results for the three-year period ended December 31, 2023 were $2.39/share, and therefore the Adjusted EPS target multiplier was increased to 2.0. TGIR results for the three-year period ended December 31, 2023, were $1,591.2M, and therefore the TGIR target multiplier was increased to 2.0. Combining the adjusted results as multiplied, a weighted outcome yields settlement of a number of vested shares that are 2.0 times the original combined target awards.

Based on the performance achievement described above, the NEOs earned the following payouts for the 2021 PSUs.

Name	2021 PSU Target Awards (#PSUs)	Final PSU Payouts (#PSUs)
Jerome P. Grisko, Jr.	40,681	81,362
Ware Grove	17,592	35,184
Chris Spurio	17,822	35,644
Michael Kouzelos	16,121	32,242

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, can contribute the lesser of up to 80% of their annual salary or $22,500 (plus an additional $7,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 28 stock and bond investment funds. The 2023 at-market annual rates of return of the investment choices available to participants ranged from 4.03% to 42.77%, depending on each participant’s fund selections.

Nonqualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on page 47.

CBIZ 2007 Amended and Restated Employee Stock Purchase Plan

At the 2011 Annual Meeting, shareholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Several members of the SMG, including the CEO and the President, Financial Services, are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs and did so again in 2023. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the All Other Compensation Table, are provided with the use of Company automobiles, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company or private golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the All Other Compensation table on page 37. The SMG, including the NEOs, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of the perquisite is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the Internal Revenue Service table related to usage valuation for leased automobiles.

Mr. Grisko incurred and was reimbursed for and received a tax gross-up payment for payments related to a contractually required golf club membership. The Company also paid for the cost of a life insurance policy called for in the CEO’s employment agreement, as well as a tax gross-up payment to cover the income imputed to Mr. Grisko related to this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure Mr. Grisko’s services as CEO. The Committee determined that provision of the life insurance policy was a more cost-effective method of securing a comparable benefit than through other methods such as a Supplemental Executive Retirement Plan or other more costly forms of pension benefits.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2023, are included in column (i) of the “Summary Compensation Table” on page 37.

Employment and Other Agreements

The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on page 43. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on page 43 and “Potential Payments upon Termination or Change in Control” on page 48.

Consideration of 2023 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm Comments

In order to remain apprised of shareholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the shareholders concurred, that an annual shareholder non-binding advisory vote should be held on this issue. Accordingly, the Company has determined to hold annual say-on-pay votes.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the shareholders’ votes on the say-on-pay issue presented at the Company’s 2023 Annual Meeting. While the Committee noted that a significant majority of shareholders approved the compensation of the Company’s Named Executive Officers, it also was again mindful of shareholders with different views. The Committee also noted that the Company again continued its intensive efforts throughout 2023 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. In 2023 the CEO, CFO and the Head of our Investor Relations Program met with individuals and institutions holding approximately 44% of the Company’s outstanding stock. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the fiscal 2023 compensation of the Named Executive Officers.

The Committee noted that the Company’s 2023 say-on-pay proposal received support from ISS, a leading independence governance analysis and proxy voting advisor to institutional investors.

In 2023, the Committee again used compensation modeling provided by the Governance Firm’s services to assess the suitability of the CEOs’ compensation package and to confirm the validity of the data provided by Meridian. The Governance Firm’s data confirmed that the Meridian information was accurate, that the CEO’s compensation package as described in this proxy statement was consistent with median compensation data at comparable peer companies, and that the CEO’s total compensation, as stated in the Summary Compensation Table on page 37, presented a low level of concern in the categories evaluated by the Governance Firm’s quantitative analysis tools. All of these metrics support the Compensation Committee’s conclusion that the CEO’s compensation is appropriate.

Comparison of Compensation to Targets

In 2023, the Committee examined the compensation metrics made available to it from Meridian and ancillary data sources, made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2023, consistent with the views and interests of the Company’s institutional and individual investors, and generally in agreement with the range of target levels suggested by the data compiled by Meridian, the Governance Firm, and available from other ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of total compensation paid to similarly situated executives of the companies comprising the Company Peer Group and the Survey Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the NEOs, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions and were justified in light of the Company’s excellent performance during 2023 and the success of the NEOs in exceeding financial and non-financial target goals for the year. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the allowable range of variation to the median pay levels of the Meridian Report.

The CEO’s target compensation for 2023 was $4,762,000, which was below the median range when compared with the Meridian Report’s 50th percentile total compensation targets of $5,046,000 for the Company Peer Group and $5,981,000 for the Survey Peer Group. His total compensation in 2023, including the grant date fair value of long-term equity grants, was $5,213,529, which was within the median range compared to the median target values for comparable positions reflected in the Meridian Report.

The Committee’s conclusion that the CEO’s actual total compensation was within the range of median pay levels established by the Meridian Report data was confirmed by compensation modeling provided by the Governance Firm, which indicated that the CEO’s total compensation package, as stated in the Summary Compensation Table on page 37, was a “low concern” under the Governance Firm’s data. The Compensation Committee therefore determined that the CEO’s compensation was justified and consistent with the philosophy and targets established by the Committee.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not a material amount of the total compensation package. In addition, it was required as part of the Company commitment to provide the CEO with a life insurance policy under his amended employment agreement negotiated at the time of his appointment as CEO. Moreover, given that the CEO’s entire pay package as presented in the Summary Compensation Table on page 37 presented a “low concern” according to the Governance Firm, and the payment constituted a de minimis fraction of that package, the Committee believes that the payment was appropriate.

The CFO’s total compensation of $2,004,216, including the grant date fair value of equity grants, was aligned with the Meridian Report’s 75th percentile total compensation target of $2,000,000 for the Company Peer Group and the Meridian Report’s 50th percentile total compensation target of $2,126,000 for the Survey Peer Group. The Committee determined that the compensation package for the CFO was within the median range compared to the median target values for comparable positions reflected in the Meridian Report.

The President, Financial Services’ total compensation of $2,374,654, including the grant date fair value of equity grants, was also approximately aligned with the Meridian Report’s 50th percentile total compensation targets of $2,567,000 for the Company Peer Group and $1,555,000 for the Survey Peer Group. The Committee again determined that the compensation package for the President, Financial Services was acceptable because it fell within the range of median target values for comparable positions expressed in the Meridian Report with respect to the Company Peer Group. In addition, the Committee had access to market data regarding this position through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Financial Services was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

The President, Benefits & Insurance Services’ total compensation, including the grant date fair value of equity grants, was $1,875,089 in 2023. The Meridian Report reflected 50th percentile total compensation of a division president as $2,567,000 for the Company Peer Group and $1,285,000 for the Survey Peer Group. The Committee determined that the compensation package for this position was within the median range of the Meridian Report with respect to the Company Peer Group. The Committee again had access to market data regarding this position available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Benefits & Insurance Services was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the expected tax treatment to the Company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code generally provides that the Company may not deduct compensation of more than $1,000,000 that is paid to a “covered employee” in any fiscal year. For this purpose, prior to January 1, 2018, covered employees generally were our NEOs serving on the last day of the year other than our CFO. Among other changes to Section 162(m), the exception for performance-based compensation was eliminated unless it qualifies for transition relief applicable to certain written binding contracts in place as of November 2, 2017, and the scope of covered employees was expanded to include the chief financial officer and certain former named executive officers. The Committee currently considers the deductibility under Section 162(m) of compensation awarded to its executives to the extent reasonably practical and consistent with our objectives, but the Committee may nonetheless approve compensation that does not fall within these requirements and may authorize compensation that results in non-deductible amounts above the limits if it determines that such compensation is in CBIZ’s best interests. However, the Company intends to comply with the transition rule for written binding contracts in place as of November 2, 2017, to the extent applicable, as long as the Committee determines that to be in the Company’s best interest.

Accounting for Stock Based Compensation

Effective January 1, 2018, the Company adopted ASU No. 2017-09, “Compensation — Stock Compensation (Topic 718) — Scope of Modification Accounting.” The new standard clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. Modification accounting is required if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. We typically do not change either the terms or conditions of share-based payment awards once they are granted; therefore, the adoption of this new guidance had no impact on our consolidated financial statements.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that it be included in the Company’s proxy statement.

Compensation and Human Capital Committee

Rick L. Burdick, Chair Todd J. Slotkin Benaree Pratt Wiley Rodney A. Young

COMPENSATION RISK ASSESSMENT

The Compensation and Human Capital Committee conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending the CEO maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are recommended to maintain between two and three multiples of base salary. New appointees to the Board and new members of the SMG are permitted variances from these standards provided they accumulate shares following their appointment.

Compensation Recoupment Policy

On August 9, 2023, the Compensation and Human Capital Committee and the Board adopted a recoupment policy for incentive compensation paid to certain executive officers, including our NEOs, following a restatement of the Company’s financial statements consistent with the requirements of the Dodd-Frank Act and the rules of the NYSE. That policy appears as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2023, as filed on February 23, 2024. This policy supersedes the clawback policy previously approved by the Committee and the Board in February 2018. The Committee and the Board will continue to review this policy and amend it as necessary, consistent with the requirements of the Dodd-Frank Act, other applicable federal acts, and related regulations as statutes or regulations are adopted and become effective.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Stock Awards[2] ($) (e)	Non-Equity Incentive Plan Compensation[3] ($) (g)	All Other[4] Compensation ($) (i)	Total ($) (j)
Jerome P. Grisko, Jr. PEO, CEO & President	2023	950,000	2,745,345	1,277,370	240,814	5,213,529
	2022	943,750	2,163,082	1,518,300	257,251	4,882,383
	2021	905,208	2,238,268	1,676,700	232,225	5,052,401
Ware Grove PFO, SVP, & CFO	2023	520,246	967,419	483,893	32,658	2,004,216
	2022	501,044	935,388	619,655	31,888	2,087,975
	2021	487,037	967,912	697,104	31,215	2,183,268
Chris Spurio President, Financial Services	2023	659,500	1,081,643	621,036	12,475	2,374,654
	2022	569,250	947,644	616,007	11,354	2,144,255
	2021	557,292	980,566	693,000	10,679	2,241,537
Michael Kouzelos President, B&I Services	2023	506,123	886,494	469,997	12,475	1,875,089
	2022	486,658	857,242	526,630	11,354	1,881,884
	2021	473,054	886,978	592,452	10,679	1,963,163

(1)	Base salary amounts shown above represented actual salary earned during the year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).
(2)

Represents the grant date fair value of RSUs and target PSUs as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until RSU restrictions lapse or PSUs are vested. See 2023 Grants of Plan-Based Awards table for the awards to which these values relate on page 45. The assumptions used in calculating these amounts are set forth in the Company’s consolidated financial statements, set forth in the Form 10-K for the fiscal year ended December 31, 2023, as filed on February 23, 2024.

(3)

This column reflects amounts paid to each Named Executive Officer in February 2024, 2023, and 2022 and represents amounts earned pursuant to the EIP for 2023, 2022 and 2021, in each case, adopted by the Compensation and Human Capital Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2019 OIP. See “Compensation Discussion and Analysis–CBIZ Annual Executive Incentive Plan” beginning on page 26.

(4)	See Fiscal Year 2023 All Other Compensation table, below.

Fiscal Year 2023 All Other Compensation

Name	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Jerome P. Grisko, Jr.	103,846	(1)	2,575	(2)	9,900	19,904	(3)	104,589	240,814
Ware Grove	—		2,575	(2)	9,900	11,019	(3)	9,164	32,658
Chris Spurio	—		2,575	(2)	9,900	—		—	12,475
Michael Kouzelos	—		2,575	(2)	9,900	—		—	12,475

(1)	Life insurance premium for policy required under employment contract ($82,941), plus annual club dues ($20,905).

(2)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Leased auto adjustment.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Grisko, our CEO. Mr. Grisko had fiscal 2023 annual total compensation of $5,213,529 as reflected in the Summary Compensation Table included in this proxy statement. We estimate that the annual total compensation for our median employee was $86,447 for 2023. We determined our median employee by using 2023 W-2 wages for all CBIZ employees other than our CEO. We selected December 31, 2023, as the date upon which we would identify the median employee. Once we identified our median employee, we combined all elements of that employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the median employee’s annual total compensation. Mr. Grisko’s 2023 total annual compensation was approximately 60.3 times that of the annual total compensation for our median employee.

PAY VS. PERFORMANCE COMPARISON
As discussed in the Compensation Discussion & Analysis above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of the Company’s financial, operational, and strategic objectives, and to align our executive pay with key metrics that we have identified as a result of discussions with our shareholders in the course of our ongoing investor relations program. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2023, 2022, 2021, and 2020.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($Mn)	Basic EPS
					Company Total Shareholder Return	Peer Group Total Shareholder Return (5)
2023	$5,213,529	$9,147,241	$2,084,653	$3,692,761	$232.16	$161.74	$120.97	$2.42
2022	$4,882,383	$9,764,850	$2,038,048	$4,101,128	$173.78	$141.01	$105.35	$2.05
2021	$5,052,401	$9,612,920	$2,129,323	$4,100,152	$145.10	$163.92	$70.89	$1.35
2020	$3,788,636	$2,915,886	$1,605,899	$1,220,149	$98.70	$117.75	$78.30	$1.44

(1)
The dollar amounts reported are the amounts of total compensation reported for our CEO in the Summary Compensation Table for fiscal years 2023, 2022, 2021, and 2020. Mr. Grisko served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts are not actual amounts paid to our CEO during the applicable year, but reflect the adjustments set out in the
Compensation Actually Paid to the PEO Table
below.

(3)
For 2023, 2022, 2021, and 2020 reflect the amounts of total compensation reported for our NEOs, other than our CEO, reported in the Summary Compensation Table. Messrs. Spurio, Kouzelos and Grove served as non-CEO
NEOs for each of the years presented.

(4)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts are not the actual amounts paid to our NEOs, other than our CEO, during the applicable year, but reflect the adjustments set out in the
Compensation Actually Paid to the
Non-PEO
NEOs Table
below.

(5)
Reflects cumulative total shareholder return on investment of $100 as of the beginning of each measurement period of the Company Peer Group (constituent companies defined on page 23), as described in the CD&A of the proxy statement for each applicable year. The peer group disclosed in the 2024 proxy statement is the same as the peer group disclosed in the 2023 proxy statement, other than the removal of Volt Information Sciences, Inc., which was acquired in April 2022 by American Cyberstreams, Inc. Volt Information Sciences, Inc. was removed from the peer group because it no longer publicly reported compensation data following the acquisition.

Comparison of TSR Using Newly Selected Peer Group vs. Prior Peer Group
2023
: $161.74 (new peer group) vs. $161.74 (prior peer group). Cumulative TSR is equal because Volt Information Sciences, Inc. was not publicly traded during 2023 and thus is excluded from the prior peer group calculation of 2023 TSR.
2022
: $141.01 (new peer group) vs. $141.01 (prior peer group). Cumulative TSR is equal because Volt Information Sciences, Inc. was not publicly traded during the entirety of 2022 and thus is excluded from the prior peer group calculation of 2022 TSR.
2021
: $163.93 (new peer group) vs. $163.92 (prior peer group). Cumulative TSR is not equal because Volt Information Sciences, Inc. was included in the prior peer group calculation of 2021 TSR.
2020
: $117.77 (new peer group) vs. $117.75 (prior peer group). Cumulative TSR is not equal because Volt Information Sciences, Inc. was included in the prior peer group calculation of 2020 TSR.

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table (“SCT”):

Compensation Actually Paid to the PEO Table	2023	2022		2021	2020
Total Compensation for CEO as reported SCT for the covered year	$5,213,529		$4,882,383	$5,052,401		$3,788,636
Deduct pension values reported in SCT for the covered year	$0		$0	$0		$0
Deduct grant date fair value of equity awards reported in SCT for the covered year	$2,745,345		$2,163,081	$2,238,269		$1,868,678
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$0		$0	$0		$0
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$3,550,230		$2,658,456	$3,182,881		$1,931,088
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$0		$0	$0		$0
Add dividends paid on unvested shares/share units and stock options during the covered year	$0		$0	$0		$0
Add the change in fair value (whether positive or negative) as of the end of the covered year (as compared to prior year end) of any equity awards granted in any year prior to the covered year that are outstanding and unvested as of the end of such covered year	$2,932,715		$4,503,936	$2,623,284	-$	76,019
Add the change in fair value (whether positive or negative) as of the vesting date (as compared to prior year end) of any equity awards granted in any year prior to the covered year for which all applicable vesting conditions were satisfied during the covered year	$196,112	-$	116,844	$992,623	-$	859,140
Subtract the fair value of any equity awards granted in a year prior to the covered year that were forfeited in the covered year determined as of the end of the year prior to the covered year	$0		$0	$0		$0
Compensation Actually Paid to CEO	$9,147,241		$9,764,850	$9,612,920		$2,915,886

To calculate the amounts in the “Average Compensation Actually Paid to
Non-PEO
NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-CEO
named executive officers for each applicable year, as reported in the SCT for that year:

Compensation Actually Paid to the Non-PEO NEOs Table	2023	2022		2021	2020
Total Compensation for Other NEOs as reported SCT for the covered year	$2,084,653		$2,038,048	$2,129,323		$1,605,899
Deduct pension values reported in SCT for the covered year	$0		$0	$0		$0
Deduct grant date fair value of equity awards reported in SCT for the covered year	$978,519		$913,432	$945,152		$789,083
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$0		$0	$0		$0
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$1,265,403		$1,122,620	$1,344,033		$815,437
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$0		$0	$0		$0
Add dividends paid on unvested shares/share units and stock options during the covered year	$0		$0	$0		$0
Add the change in fair value (whether positive or negative) as of the end of the covered year (as compared to the prior year end) of any equity awards granted in any year prior to the covered year that are outstanding and unvested as of the end of such covered year	$1,238,412		$1,901,872	$1,127,484	-$	33,856
Add the change in fair value (whether positive or negative) as of the vesting date (as compared to prior year end) of any equity awards granted in any year prior to the covered year for which all applicable vesting conditions were satisfied during the covered year	$82,812	-$	47,979	$444,464	-$	378,248
Subtract the fair value of any equity awards granted in a year prior that were forfeited in the covered year determined as of the end of the year prior to the covered year	$0		$0	$0		$0
Compensation Actually Paid to Other NEOs	$3,692,761		$4,101,128	$4,100,152		$1,220,149
Pay for Performance Alignment
The following table identifies the five most important financial performance measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in 2023, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures

Pre-Tax Income	Organic Growth in Revenue	Earnings Per Share	Adjusted Earnings Per Share	Total Growth in Revenue

Comparative Relationship Disclosure
The charts below reflect how the CAP over the four-year period ended December 31, 2023, generally aligns well over the overall period to trends in the Company’s TSR, net income and basic EPS results. The first chart demonstrates that the Company’s TSR was favorably aligned with the Company’s CAP to the CEO and the remaining NEOs over each of 2020, 2021, 2022 and 2023. The Company experienced strong growth in its stock price over the cumulative period. Peer Group TSR was more volatile over the four-year period and did not show the steady increase that is reflected in the results of the Company TSR. As such, Peer Group TSR would suggest that the CEO and NEO CAP should have increased rather than decreased during 2023. Company TSR proved to be a much more valid comparator for the CAP figures throughout the four-year period. Given the extraordinary results in Company TSR in 2023, the CAP figures are low by comparison. The remaining two charts indicate that while CEO and NEO CAP were correctly aligned with net income and basic EPS results in 2020, 2021, 2022 and 2023, the CAP data was lower than expected given the strong Company performance in 2023.

Employment or Other Agreements
On September 1, 2016, the Company entered into a new employment agreement with CEO Jerome P. Grisko, Jr. The terms of this agreement require the following: (1) base salary of not less than $642,000; (2) participation as CEO in any EIP authorized by the Compensation and Human Capital Committee, including the 2018 EIP under which the CEO is eligible for a Base Target Award of 80% of his base pay, an Individual Performance Award of 30% of his Base Target Award, as well as Target Multipliers that increase or decrease the Base Target Award depending on the Company’s achievement of earnings per share and organic revenue growth targets; (3) eligibility for equity compensation grants valued at no less than 80% of the grant date fair value of the grants awarded to the CEO on May 10, 2016; (4) reimbursement or payment of premiums sufficient to fund an ongoing death benefit life insurance policy; (5) payment of club membership fees and dues to a private club of his choosing; (6) payment of tax gross-up
fees related to the life insurance policy and club membership fees; (7) inclusion of “double-trigger” provisions for compensation to be paid in various events of termination, including but not limited to (a) in the event of a Termination by the CEO with Good Reason (as defined in the CEO’s employment agreement) related to a change in control, compensation in the amount of three times the sum of the CEO’s then current Base Salary plus the average bonus paid to the CEO in the three-year period immediately preceding the year of termination (“Average Bonus”), and (b) in the event of a termination by the Company without Cause or by the CEO with Good Reason not related to a change in control, compensation in the amount of two times the sum of the CEO’s then current Base Salary plus Average Bonus; (8) acceleration of the vesting of equity grants in the event the CEO is terminated by the Company without Cause or by the CEO for Good Reason; (9) continued participation for two years in CBIZ health and welfare benefit plans following termination; (10) receipt at termination other than for cause of title to any Company vehicle then in use by the CEO; (11) restrictions on payments to the CEO related to compliance with IRS Sections 162(m) and 409A; and (12) imposition of non-disclosure,
non-interference,
and
non-disparagement
restrictive covenants on the CEO.
The employment agreement executed December 12, 2000 and amended November 22, 2010, with CFO Ware Grove, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension, and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination for Good Cause (as defined in the CFO’s employment agreement). Severance would include (1) a cash payment equal to two times the sum of his current
year base salary plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year
non-compete,
and
one-year
employee, customer, and supplier
non-solicitation
and
non-interference
term, and

(4) avoid disparagement of the Company. Mr. Grove’s employment agreement was further amended on March 30, 2018, to replace modified “single-trigger” terms with “double-trigger” provisions for compensation to be paid in various events of termination.
Both the President, Financial Services and the President, Benefits & Insurance Services are entitled to participate in the compensation programs available to the SMG and are subject to the restrictive covenants of their confidentiality and non-solicitation
agreements. Under the CBIZ Executive Severance Policy, Mr. Spurio and Mr. Kouzelos are entitled to one times the sum of their then current year base salary plus the average of their EIP and bonus payments for the prior three years if they are terminated other than for cause or in the event of a change in control.

2023 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payments Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jerome P. Grisko, Jr.	2023-01-01	427,500	1,111,500	1,966,500	N/A	N/A	N/A	N/A	N/A
	2023-02-08	0	0	0	14,180	28,361	56,722	28,361	2,745,345
Ware Grove	2023-01-01	167,553	418,882	753,988	N/A	N/A	N/A	N/A	N/A
	2023-02-08	0	0	0	4,997	9,994	19,988	9,994	967,419
Chris Spurio	2023-01-01	215,040	537,600	967,680	N/A	N/A	N/A	N/A	N/A
	2023-02-08	0	0	0	5,587	11,174	22,348	11,174	1,081,643
Michael Kouzelos	2023-01-01	162,742	406,855	732,339	N/A	N/A	N/A	N/A	N/A
	2023-02-08	0	0	0	4,579	9,158	18,316	9,158	886,494

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore, potential award is $0 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum Pre-Tax and OGIR Targets and that no IPA is granted. “Target” values assume Company achieves Pre-Tax and OGIR Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each Pre-Tax and OGIR Target and that the individual is awarded the maximum IPA.

(2)	Represents number of PSUs at minimum, target, and maximum award levels.
(3)	Represents number of RSUs.
(4)	Represents value of RSUs and PSUs on grant date.

At the 2019 Annual Meeting, the 2019 OIP was approved by the shareholders. The 2019 OIP and its predecessor stock incentive plans give the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The 2019 OIP does not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The 2019 OIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

Equity Grant Practices

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2019 OIP and the agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation and Human Capital Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[7]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[7]
Jerome P. Grisko, Jr.	28,361	[1]	1,775,115	28,361	[2]	1,775,115
	18,914	[3]	1,183,827	28,372	[4]	1,775,803
	13,560	[5]	848,720	40,681	[6]	1,905,905
Ware Grove	9,994	[1]	625,524	9,994	[2]	625,524
	8,179	[3]	511,924	12,269	[4]	767,917
	5,864	[5]	367,028	17,592	[6]	1,101,083
Chris Spurio	11,174	[1]	699,381	11,174	[2]	699,381
	8,286	[3]	518,621	12,430	[4]	777,994
	5,941	[5]	371,847	17,822	[6]	1,115,479
Michael Kouzelos	9,158	[1]	573,199	9,158	[2]	573,199
	7,496	[3]	469,175	11,244	[4]	703,762
	5,374	[5]	336,359	16,121	[6]	1,009,013

(1)	Grant of RSUs, dated February 8, 2023. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(2)

Target Grant of PSUs dated February 8, 2023. PSUs vest at the end of three years if the Company achieves the pre-established goals for that period. The 2023 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP EPS target for the 3-year period ending December 31, 2025, and 30% based on achievement of an adjusted, non-GAAP TGIR target for that same period.

(3)	Grant of RSUs, dated February 11, 2022. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(4)

Target Grant of PSUs dated February 11, 2022. PSUs vest at the end of three years if the Company achieves the pre-established goals for that period. The 2022 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP EPS target for the 3-year period ending December 31, 2024, and 30% based on achievement of an adjusted, non-GAAP TGIR target for that same period.

(5)	Grant of RSUs, dated February 11, 2021. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(6)

Target Grant of PSUs dated February 11, 2021. PSUs vest at the end of three years if the Company achieves the pre-established goals for that period. The 2021 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP EPS target for the 3-year period ending December 31, 2023, and 30% based on achievement of an adjusted, non-GAAP TGIR target for that same period.

(7)

The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 29, 2023, as quoted on the NYSE ($62.59), the last business day of 2023.

OPTION EXERCISES AND STOCK VESTED IN 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Jerome P. Grisko, Jr.	180,000	6,182,826	107,683	5,241,061
Ware Grove	75,000	2,548,603	46,566	2,266,422
Chris Spurio	75,000	2,372,053	47,175	2,296,064
Michael Kouzelos	72,000	2,287,817	42,672	2,076,898

(1)

This amount represents the aggregate amount realized upon the exercise of options or vesting of restricted shares, RSUs, and PSUs, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2023 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Jerome P. Grisko, Jr.	—	—	755,364	—	6,087,332
Ware Grove	217,343	—	885,578	—	6,018,800
Chris Spurio	—	—	—	—	—
Michael Kouzelos	—	—	64,660	—	—

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.
(2)

100% of these funds were amounts already otherwise reported in the Summary Compensation Table for 2023 and prior years, plus market earning on amounts contributed by the individuals listed. 0% of these funds are derived from registrant contributions.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100%, after taxes, of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 37 stock, bond and money market investment funds available during the year. The 2023 at-market rates of return of the investment choices available to participants ranged from 1.60% to 46.78%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment upon voluntary termination and retirement as defined in the 2019 OIP, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2023, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2023. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested equity grants pursuant to the 2019 OIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination w/o Cause or for Good Reason ($)		Voluntary Termination ($)		Death ($)		Disability ($)
Jerome P. Grisko, Jr.	Severance Pay	4,881,580	[1]	7,322,370	[2]	—		—		—
	Death Benefit Payments	—		—		—		—	[3]	—
	Disability Payments	—		—		—		—		345,000	[4]
	RSU Acceleration	3,807,663	[5]	3,807,663	[5]	3,807,663	[6]	3,807,663	[6]	3,807,663
	PSU Acceleration	6,097,142	[5]	6,097,142	[5]	6,097,142	[6]	6,097,142	[6]	6,097,142
	Automobile	84,688	[7]	84,688	[7]	—		—		—
	2 Years Benefits Continuation	31,680	[8]	31,680	[8]	—		—		—
	Club Membership	38,606	[9]	38,606	[9]	—		—		—
Ware Grove	Severance Pay	2,240,926	[10]	2,240,926	[10]	—		—		—
	Death Benefit Payments	—		—		—		—	[3]	—
	Disability Payments	—		—		—		—		216,074	[4]
	RSU Acceleration	1,504,476	[11]	1,504,476	[11]	1,504,476	[6]	1,504,476	[6]	1,504,476
	PSU Acceleration	2,494,524	[11]	2,494,524	[11]	2,494,524	[6]	2,494,524	[6]	2,494,524
	2 Year Benefits Continuation	31,680	[12]	31,680	[12]	—		—		—
Chris Spurio	Severance Pay	1,302,848	[13]	1,302,848	[13]	—		—		—
	Death Benefit Payments	—		—		—		—	[3]	—
	Disability Payments	—		—		—		—		257,850	[4]
	RSU Acceleration	1,589,849	[14]	1,589,849	[14]	1,589,849	[6]	1,589,849	[6]	1,589,849
	PSU Acceleration	2,592,853	[14]	2,592,853	[14]	2,592,853	[6]	2,592,853	[6]	2,592,853
Michael Kouzelos	Severance Pay	1,035,816	[13]	1,035,816	[13]	—		—		—
	Death Benefit Payments	—		—		—		—	[3]	—
	Disability Payments	—		—		—		—		211,837	[4]
	RSU Acceleration	1,378,733	[14]	1,378,733	[14]	1,378,733	[6]	1,378,733	[6]	1,378,733
	PSU Acceleration	2,285,975	[14]	2,285,975	[14]	2,285,975	[6]	2,285,975	[6]	2,285,975

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.
(2)

Amount represents three times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Officers also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.
(5)

Value is calculated as the number of RSUs, or target number of PSUs held by executive on December 31, 2023, multiplied by the closing price of the Company’s shares on December 29, 2023, as quoted on the NYSE ($62.59), the last trading day of 2023. Payable pursuant to CEO’s employment agreement.

(6)

The Compensation and Human Capital Committee may choose to accelerate vesting of equity grants in the event of a voluntary departure, a termination without cause, or a termination by the executive for good reason. If no acceleration is approved, this value would be $0. In the event of death and disability, equity grants are accelerated.

(7)

Kelly Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to the CEO for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(8)

Cost of maintaining benefits in which CEO was enrolled at the end of 2023 for period of two years. At the end of 2023, the CEO was also entitled to be enrolled in a life insurance program called for under the CEO’s employment agreement.

(9)	CEO’s employment agreement calls for payment of membership fees in a club of his choice. Amount stated is the annual membership fees and dues.
(10)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(11)

Value is calculated as the number of unvested RSUs or PSUs held by executive on December 31, 2023, multiplied by the closing price of the Company’s shares on December 29, 2023, as quoted on the NYSE ($62.59), the last trading day of 2023. Payable pursuant to CFO’s Amended Employment Agreement.

(12)

Represents payment for a period of two years, as required by CFO’s employment agreement, of the cost of CFO’s 2023 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(13)

Amount represents one times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 12 months, pursuant to the Company’s Corporate Executive Severance Policy.

(14)

Value is calculated as the number of RSUs or PSUs held by the executive on December 31, 2023, multiplied by the closing price of the Company’s shares on December 29, 2023, as quoted on the NYSE ($62.59), the last trading day of 2023. Payable pursuant to Compensation and Human Capital Committee action taken May 22, 2012, to accelerate pending restricted share grants to employees in the event of a change in control.

DIRECTOR COMPENSATION

For fiscal 2023, Non-Employee Director Compensation consisted of:

•	a $75,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $25,000 Audit Committee Chair fee, a $20,000 Compensation and Human Capital Committee Chair fee, a $10,000 Nominating and Governance Committee Chair fee paid to the chairpersons of each respective committee, and a Non-Executive Chairman of the Board fee of $100,000 paid to the Non-Executive Chairman of the Board;

•	no meeting attendance fees; and

•

an annual equity grant of approximately $150,000 worth of restricted shares (valued on grant date) to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation and Human Capital Committee each year. The equity grant is awarded upon passage of a resolution of the Compensation and Human Capital Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainers be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2023, the rates of return for these investment choices ranged from 1.6% to 46.78%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

2023 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Option Awards ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]		All Other Compensation ($)[3]	Total ($)
Rick L. Burdick	149,250	[4]	150,042	—		48,250	[4]	2,575	350,117
Michael H. DeGroote	77,250	[5]	150,042	—		—		2,575	229,867
Joseph S. DiMartino	50,625	[6]	—	—		—		2,575	53,200
Gina France	80,250	[7]	150,042	—		—		2,575	232,867
Sherrill Hudson	66,250	[8]	—	—		—		2,575	68,825
Rick Marabito	86,625	[9]	150,042	—		—		2,575	239,242
A. Haag Sherman	77,250	[10]	150,042	—		—		2,575	229,867
Todd J. Slotkin	78,750	[11]	150,042	—		—		2,575	231,367
Benaree Pratt Wiley	—		150,042	—		88,750	[12]	2,575	241,367
Rodney A. Young	56,250	[13]	—	767,500	[13]	—		2,575	826,325

*

Director Jerome P. Grisko, Jr. also acts as CEO, and he received no additional compensation or awards in connection with his role as a director. Therefore, his compensation is not included in the 2023 Director Compensation Table and appears in the Summary Compensation Table at page 37. Directors DiMartino and Hudson retired from the Board in May 2023.

(1)

Amount represents grant date fair value of 3,022 shares of restricted stock awarded to each non-employee director in 2023 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse.

(2)	No preferential payments are made by the Company to the participants of the Directors Deferred Compensation Plan.
(3)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(4)

Contributions consist of annual retainer fee, Chairman fees, and committee chair fee deposited into the director’s deferred compensation plan account. On December 31, 2023, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 4,524 shares.

(5)	Annual retainer fee. On December 31, 2023, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 4,524 shares.
(6)	Annual retainer fee. On December 31, 2023, Mr. DiMartino held no unvested restricted stock awards. Mr. DiMartino retired from the Board in May 2023.
(7)	Annual retainer fee. On December 31, 2023, the aggregate number of unvested restricted stock awards held by Ms. France was 4,524 shares.
(8)	Annual retainer fee and committee chair fees. On December 31, 2023, Mr. Hudson held no unvested restricted stock awards. Mr. Hudson retired from the Board in May 2023.
(9)

Annual retainer fee and committee chair fees. On December 31, 2023, the aggregate number of vested option awards held by Mr. Marabito was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Marabito was 4,524 shares.

(10)

Annual retainer fee. On December 31, 2023, the aggregate number of vested option awards held by Mr. Sherman was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Sherman was 4,524 shares.

(11)	Annual retainer fee. On December 31, 2023, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 4,524 shares.

(12)

Contributions consist of annual retainer fee and committee chair fee deposited into the director’s deferred compensation plan account. On December 31, 2023, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 4,524 shares.

(13)	Contributions consist of annual retainer fee. On December 31, 2023, the aggregate number of vested option awards held by Mr. Young was 50,000 option shares, granted in 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met, at the time of the transactions, and currently meet, these standards. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures, and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, Chief Legal Officer, or other members of management.

A number of the businesses acquired by the Company are located in properties owned indirectly by, and leased from persons employed by the Company, none of whom are members of the Company’s SMG. In the aggregate, we paid approximately $1.2 million during the year ended December 31, 2023, under such leases.

Jerome P. Grisko, Jr., President and CEO of CBIZ, is a board member of Global Prairie PBC, Inc. (“Global Prairie”). Global Prairie performed consulting work for us during the year ended December 31, 2023, for which CBIZ paid approximately $0.2 million.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries and provide audit and attestation services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2023 fiscal year, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements in a timely fashion.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2023. All outstanding awards relate to our common stock. Numbers of securities are stated in thousands.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares x 1000)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available (x 1000) for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by shareholders	150	[1]	$35.22	3,599	[2]
Equity compensation plans not approved by shareholders	—		—	—
Total	150		$35.22	3,599

(1)	Awarded under the 2014 Stock Incentive Plan and the 2019 OIP. The weighted-average exercise price does not take PSU and RSU awards into account.
(2)

Includes reduction for currently issued restricted stock and assumes maximum payout of PSU grants. Also includes 698,858 shares of our common stock remaining available for purchase under the ESPP on December 31, 2023.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to the Shareholders prior to the 2025 Annual Meeting of Shareholders, a shareholder proposal, pursuant to SEC Rule 14a-8 under the Exchange Act, must be received by CBIZ not later than November 25, 2024. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Additionally, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than CBIZ’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025. Detailed information for submitting resolutions will be provided upon written request, to CBIZ’s Corporate Secretary at CBIZ, Inc., 5959 Rockside Woods Blvd. North, Suite 600, Independence, Ohio 44131, Attention: Corporate Secretary. With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2025 Annual Meeting of Shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 8, 2025, and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No shareholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

The Board is soliciting proxies and CBIZ bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”), has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks, and other shareholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers, and employees of CBIZ may solicit proxies by personal interview, telephone, or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s 2023 Annual Report, including financial statements and a Letter to Shareholders is being furnished to all shareholders entitled to vote at the Annual Meeting. CBIZ will furnish or mail additional copies of its 2023 Annual Report, to each shareholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 5959 Rockside Woods Blvd. North, Suite 600, Independence, Ohio 44131.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call CBIZ’s Corporate Secretary at 5959 Rockside Woods Blvd. North, Suite 600, Independence, Ohio 44131, phone (216) 447-9000. If your shares are held in “street name,” you should contact your broker, bank, or other nominee who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials. Beneficial owners sharing an address who are receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact CBIZ’s Corporate Secretary at the address or telephone number above.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Jaileah X. Huddleston, Corporate Secretary

Independence, Ohio
March 25, 2024

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 4:00 a.m., Eastern Time, on May 9, 2024. Online Go to www.envisionreports.com/CBIZ or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/CBIZ 2024 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all director nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01—Michael H. DeGroote 02—Gina D. France 03—A. Haag Sherman 04—Todd J. Slotkin For Against Abstain For Against Abstain 2. To ratify KPMG LLP as CBIZ’s independent registered public 3. To conduct a non-binding advisory vote approving named accounting firm. executive officer compensation. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/CBIZ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBIZ qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q CBIZ, Inc. + Notice of 2024 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2024 CBIZ, Inc. Headquarters 5959 Rockside Woods Blvd. N | Suite 600 Independence, Ohio 44131 Rick L. Burdick and Benaree Pratt Wiley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CBIZ, Inc. to be held on May 9, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed. If no such directions are indicated, shares represented by this proxy will be voted FOR the election of the nominees recommended by the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below.